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                                                                Exhibit 99.1


                                  EXHIBIT INDEX

News Release

Media Contacts:               Investor Contacts:          David T. Clark
Secret F. Wherrett            Tania C. Almond             Lane, Berry & Co.
Digex                         Digex
International
240.456.3556                  240.456.3800                617.624.7006
secret.wherrett@digex.com     tania.almond@digex.com      dclark@laneberry.com


Digex Announces Exploration of Strategic Alternatives

LAUREL, Md., November 11, 2002 - Digex, Incorporated (Nasdaq: DIGX), today announced that its Board of Directors has formed a Special Committee to explore strategic alternatives, including a possible sale of the company. The Committee, which is comprised of the independent directors, has retained Lane, Berry & Co. International as its investment bank.

"We believe the retention of a respected investment bank is in the best interests of the company and will be welcomed by all of our constituencies," said Digex President and CEO, George Kerns. "Digex is committed to delivering high-value managed hosting services to enterprises and has been since its inception. We hold a leadership position in this market and we believe it is important to maintain the resources and financial structure that will enable the company to grow in the long term. Lane Berry is well-suited to assist us in this endeavor."

John Dubel, Chief Financial Officer of WorldCom, Digex's largest shareholder said, "We fully support the Digex Board and the decision it has announced. As the company's largest shareholder, we are committed to its continued growth and development."

There can be no assurance that any transaction or other corporate action will result from this effort. Digex assumes no obligation to make any further announcements regarding its exploration of strategic alternatives unless a final decision is made.


Forward Looking Statements

Statements contained in this news release regarding expected financial results and other planned events are forward looking statements, subject to uncertainties and risks, including, but not limited to, the demand for Digex's services and the ability of Digex to successfully implement its strategies, each of which may be impacted, among other things, by economic, competitive or technological conditions. These and other applicable risks are summarized under the caption "Risk Factors" in the Company's annual 10K filing, and are updated periodically through the filing of reports and registration statements with the Securities and Exchange Commission.


About Lane, Berry & Co. International, LLC

Lane, Berry & Co. International, LLC, headquartered in Boston, Massachusetts, is an investment banking firm focused on advising companies and their boards on matters relating to mergers, acquisitions, divestitures, debt and equity financings, debt restructurings, recapitalizations, and corporate governance issues. The firm's founders, Frederick Lane and Robert Berry, were formerly Managing Directors of Donaldson, Lufkin & Jenrette.

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About WorldCom, Inc.

WorldCom, Inc. (WCOEQ, MCWEQ) is a pre-eminent global communications provider for the digital generation, operating in more than 65 countries. With one of the most expansive, wholly-owned IP networks in the world, WorldCom provides innovative data and Internet services for businesses to communicate in today's market. In April 2002, WorldCom launched The Neighborhood built by MCI - the industry's first truly any-distance, all-inclusive local and long-distance offering to consumers for one fixed monthly price. For more information, go to http://www.worldcom.com.


About Digex

Digex is a leading provider of managed Web and application hosting services. Digex customers, from mainstream enterprise corporations to Internet-based businesses, leverage Digex's services to deploy secure, scaleable, high performance e-Enablement, Commerce and Enterprise IT business solutions. Additional information on Digex is available at www.digex.com.

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